UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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☒	Soliciting Material Pursuant to §240.14a-12

Windstream Holdings, Inc.

(Name of Registrant as specified in its Charter)

(Name of Person(s) filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:
	(2)	Aggregate number of securities to which the transaction applies:
	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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Participants in the Solicitation

Windstream and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Windstream’s stockholders with respect to the proposals for which stockholder approval is being sought in advance of the spinoff. Information about Windstream’s directors and executive officers and their ownership of Windstream’s common stock is set forth in Windstream’s proxy statement on Schedule 14A filed with the SEC on March 25, 2014 and Windstream’s Annual Report on Form 10-K for the year ended December 31, 2013. Information regarding the identity of the potential participants, and any direct or indirect interests they have in the proposals, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposals. Windstream’s stockholders are advised to read the proxy statement when it becomes available because it will contain important information. The proxy statement will be mailed by Windstream to its stockholders, and investors will also be able to access the proxy statement and other relevant documents for free once filed with the Securities and Exchange Commission at www.sec.gov.

*****

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
WIN - Windstream Holdings Inc Provides Update on REIT Spinoff Call

EVENT DATE/TIME: DECEMBER 18, 2014 / 01:30PM GMT

OVERVIEW:
Co. provided an update on its planned REIT spinoff.

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DECEMBER 18, 2014 / 01:30PM GMT, WIN - Windstream Holdings Inc Provides Update on REIT Spinoff Call

CORPORATE PARTICIPANTS

Mary Michaels Windstream Holdings, Inc. - VP, IR and Capital Markets

Tony Thomas Windstream Holdings, Inc. - President and CEO

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Windstream REIT update conference call. At this time all participants are in a listen-only mode. (Operator Instructions). As a reminder, this conference is being recorded. I would now like to introduce your host for today’s conference, Mary Michaels, Vice President of Investor Relations and Capital Markets. Please go ahead.

Mary Michaels - Windstream Holdings, Inc. - VP, IR and Capital Markets

Good morning, and thank you for joining us today for an update on the REIT spinoff that we announced on July 29. To accompany today’s call, we have posted the presentation slides on our Investor Relations website. I would like to draw your attention to the Safe Harbor statement on slide 2. Today’s discussion will include statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. A discussion of factors that may affect future results is contained in Windstream’s filings with the SEC, which are available on our website.

Joining me today is Tony Thomas, Windstream’s President and CEO, who will provide an update on the REIT transaction. We are not holding a formal Q&A session after the presentation. However, we will be available throughout the day to answer your questions. With that, I will introduce Tony Thomas.

Tony Thomas - Windstream Holdings, Inc. - President and CEO

Thanks, Mary. Good morning, and thank you for joining today’s call. On December 11, I was named President and CEO of Windstream. I am honored by this appointment and confident about Windstream’s future. As we evolve our business for the future and position Windstream for long-term success, we continue to focus on completing the REIT spinoff, which will be a key driver to improve Windstream’s financial position, accelerate network investment, and create value for shareholders.

My vision for leading Windstream is centered on excellence and execution with the goal of consistently delivering an outstanding experience for our customers. We are adopting a business unit structure to sharpen the focus of our three core customer groups, including enterprise, consumer and SMB and carrier. This structure is better aligned to our customer relationships, with each business unit now responsible for end-to-end customer support, including sales, marketing, service delivery and customer care.

I see tremendous potential and opportunity for Windstream, and believe that the new organizational structure will instill greater accountability, better support the evolving needs of our customers, and drive improved performance.

I also wanted to note the appointment of Bob Gunderman as Chief Financial Officer of Windstream. Bob has been serving in this position in an interim capacity since October 1, and is a seasoned finance leader with intimate knowledge of our business. I have worked with Bob for many years and believe that he is the right executive for this position and that he will play an integral role in driving improved operating performance and profitability.

Many of you know Bob and have interacted with him in the past, so I am confident that his appointment will be a smooth and seamless transition.

Given the importance of the REIT formation to our future performance, the Board and I are intently focused on executing the spinoff, and it remains a strategic priority. As we have progressed with our planning and diligence related to the formation of the REIT, we’d like to update you on several items.

First, we have identified an enhanced structure that will enable Windstream to pay down additional debt and improve the financial profile of both companies, which we believe will maximize the long-term benefits for both our shareholders and our customers. Specifically, the new structure will include a temporary retained ownership component, which we will used to retire additional Windstream debt.

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DECEMBER 18, 2014 / 01:30PM GMT, WIN - Windstream Holdings Inc Provides Update on REIT Spinoff Call

We also plan to shift $150 million of incremental debt to the REIT from Windstream. In addition, in conducting our detailed diligence review of the REIT structure, we identified a tax liability that could be triggered by the spinoff that can be addressed by converting Windstream Corporation, a subsidiary of Windstream Holdings, into a limited liability company or an LLC. A shareholder vote to amend the Windstream Corporation charter will be needed to facilitate this conversion.

Before I jump into a more detailed discussion of these updates, let’s review the key components of the transaction on slide 4. Windstream plans to spin off certain network assets into an independent publicly-traded REIT named Communications Sales & Leasing, or CSL. Windstream and CSL will work together through an exclusive long-term triple net lease, by which Windstream will lease the network assets.

Windstream will continue to operate and maintain the network and retain the day-to-day role of providing advanced communications services. CSL will become a separate company that invests in telecom distribution system assets.

Turning to slide 5, under the new structure Windstream will temporarily retain approximately 19.9% of CSL shares and distribute the remaining shares to WIN shareholders. While the new structure results in fewer CSL shares being distributed to shareholders, the monetization of the retained ownership interest enables greater Windstream debt reduction, having the effect of increasing Windstream’s value and maximizing the combined value for our shareholders.

Windstream’s ownership interest will be passive, with Windstream voting the CSL shares proportionately with the vote of the publicly-held shares, and will be opportunistically used to retire debt over the 12 months following the close, subject to market conditions.

In addition, we will increase the debt-for-debt exchange by $150 million. This is a fine tuning of the capital structure between the two companies. Depending on the valuation for CSL, the retained ownership structure will enable Windstream to reduce debt by approximately $800 million and help us reach our leverage goals faster, which we believe is appropriate and prudent given the fast-changing telecom industry and rapidly evolving customer needs.

It will strengthen our balance sheet and result in a stronger Windstream, which will enhance our competitive position and improve value for shareholders. By improving Windstream’s credit profile, CSL also benefits from having a financially stronger anchor tenant. We are very excited about CSL’s potential and its ability to drive incremental value for shareholders. And the retained ownership is an excellent way to achieve the Windstream goals without hindering CSL’s future growth prospects.

The retained ownership structure will allow Windstream to benefit from optimal value of CSL, as we use the retained CSL equity to retire debt over time. CSL will retain the financial flexibility to grow and return capital to shareholders.

On slide 6, I want to confirm that the core components of the transaction remain the same. First, the mechanics and valuation have not changed, and the transaction remains tax-free for shareholders. Notably, the temporary retained ownership interest does not affect the expected financial performance of CSL.

The only change to CSL’s profile is an additional $150 million in debt and a corresponding modest increase in interest expense. All other financial attributes of CSL, including the expected revenue, OIBDA and share count, remain the same.

Additionally, as expressed in July, the expected annual dividend per share in the aggregate for the two companies will be $0.70 per current Windstream share. Windstream plans to maintain its current dividend practice through the close of the transaction. Most importantly, the strategic benefits for customers and investors have not changed. The transaction improves Windstream’s financial position, accelerates network investments, creates two focused businesses, and maximizes value for shareholders.

Turning to slide 7, the new structure enhances Windstream’s credit profile and offers the potential for an increase in aggregate trading value. Under the new structure, we expect Windstream to reduce debt by over $4 billion in total and have leveraged in the low 3 times range, with the potential for greater debt reduction as CSL shares achieve a valuation consistent with other triple-debt REITs.

CSL will have leverage of approximately 5.6 times, in line with other REITs. Having lower debt at Windstream should improve the financial profiles of both companies.

Turning to slide 8, I will discuss the positioning and opportunities for each company following the transaction. First with respect to Windstream, the Company will continue to be an enterprise telecom services provider, but with a stronger balance sheet and increased CapEx capability that will allow it to focus on a more aggressive growth and innovation.

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DECEMBER 18, 2014 / 01:30PM GMT, WIN - Windstream Holdings Inc Provides Update on REIT Spinoff Call

Second, CSL will execute a growth strategy based on acquisitions of other telecom REIT-able assets, while providing an attractive dividend to investors. The separation will create two businesses, each with a distinct strategy; one that is a growth-oriented enterprise telecom services provider, and the other a yield-oriented REIT pursuing growth and diversification while providing an attractive yield for investors.

On slide 9, post transaction Windstream will focus on driving revenue and OIBDA growth through strengthening and expanding our core business. With increased free cash flow, we plan to upgrade and expand our network in order to provide a best-in-class user experience for our customers, which include investing in the transition to an IP network and pursuing additional fiber expansion that will strengthen our infrastructure.

We also plan to pursue strategic opportunities that complement our strategy. Windstream will have the ability to partner with the REIT to facilitate new capital investments in our infrastructure or pursue M&A opportunity.

Slide 10 provides a snapshot of CSL post transaction, which will become a real estate company investing in geographically diverse telecom distribution systems, including fiber, copper, real estate and other related fixed assets. CSL will be well-positioned to grow funds from operations, or FFO per share, in three primary ways, including partnering with tenants to fund success-based network expansion, making strategic acquisitions to grow its customer base and diversify its assets over time, and growing lease revenue via rate escalations.

Over the past few months, I have had discussions with many potential partners with CSL and have seen firsthand the value this strategy can offer companies to unlock liquidity, and I am very optimistic about CSL’s prospects and ability to expand. With predictable and growing cash flow, CSL will be well-positioned to return income to investors through regular dividend distributions.

Windstream Director Skip Frantz, who will serve as Chairman of the REIT Board upon close, has already started the process to select a CEO for the REIT, and is intently focused on finding the right individual for the role. Upon the separation, the REIT will have pro forma revenue of approximately $650 million from its long-term triple net lease agreement with Windstream. It will have pro forma net leverage of roughly 5.6 times, which is in line with other triple net REITs. It will pay a dividend equivalent of $0.60 per share.

On slide 11, we have an update on the approval process as we move towards close. We are making progress on all necessary steps to complete the REIT spinoff. As a reminder, we received the necessary private letter ruling from the IRS prior to our announcement in July. We filed a preliminary Form 10 to register CSL’s equity securities with the SEC, and expect to finalize in the coming months.

In addition, we are working with the Public Utility Commission to obtain state approvals where regulatory approval is required, and this process is going very well. So far 8 of the 9 states have approved the transaction.

Since our July announcement, we have completed our detailed confirmatory diligence review to vet this transaction with our attorneys, accountants and advisors. We have identified a potential tax liability of up to $800 million that would be triggered upon the execution of the separation of Windstream Holdings. This potential liability can be easily remedied by converting Windstream Corporation, a subsidiary of Windstream Holdings, into an LLC.

While this conversion from a corporation to an LLC is a common practice, we will first need to obtain approval from the majority of shares outstanding for the amendment to Windstream Corporation’s charter. Given the compelling shareholder benefits of resolving this tax liability resulting from the spinoff, we are confident that we will obtain shareholder approval.

Further proxy voting details will be forthcoming in the near future, and we will keep you apprised. We anticipate completing all necessary steps, including obtaining the shareholder approval, appointing the management team and closing the transaction, in the first half of 2015.

In conclusion on page 12, we are very excited about this transaction and the opportunity to provide additional benefits and value to our investors and customers in this fast-changing landscape. We have already made significant progress and are intently focused on completing this separation quickly and efficiently.

As Mary mentioned earlier, we will not be holding a formal Q&A session, but Mary, Bob and I will be available for inquiries throughout the day. Thank you again for joining us this morning and for your interest in Windstream.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude today’s program. You may all disconnect. Everyone have a great day.

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DECEMBER 18, 2014 / 01:30PM GMT, WIN - Windstream Holdings Inc Provides Update on REIT Spinoff Call

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